Exhibit 99.2

NEWS RELEASE

Investor Relations

301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Sale of PentaStaphTM to GlaxoSmithKline PLC

$46 million Total Transaction Value

Rockville, Maryland, August 6, 2009 – Nabi Biopharmaceuticals (NASDAQ: NABI) announced that it has signed a definitive agreement for the sale of PentaStaphTM (Pentavalent S. aureus Vaccine) and related assets to GlaxoSmithKline (GSK) for a total consideration of up to $46 million. Under the terms of the agreement, Nabi will receive an initial cash payment of $20 million when the transaction closes plus an additional $26 million contingent upon four milestone accomplishments. The sale is subject to satisfaction of certain customary closing conditions by the buyer and seller prior to closing. Nabi anticipates closing the sale before year-end 2009 and completing the milestones within the next 18 months.

Key opinion leaders believe that successful development of a vaccine against S. aureus is critical in the fight against this multidrug-resistant bacterium. MRSA, or Methicillin-resistant S. aureus, is an increasingly prevalent strain of the bacterium. MRSA is especially troublesome in hospital-associated nosocomial infections where patients with open wounds, invasive devices and those undergoing surgery are at a greater risk of infection. MRSA is also occurring in otherwise healthy people who have not been recently hospitalized and usually manifests as skin infections through cuts, pimples and boils.

“We are very pleased that GSK is acquiring the PentaStaph program and undertaking its further development and commercialization in this area of high unmet medical need. This transaction is the next step in the execution of our strategic alternatives process and we are pleased to be able to generate near-term value from this program for our shareholders,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “We believe in the potential of PentaStaph and are confident that GSK will continue to develop this vaccine into a successful weapon against the growing threat from Staphylococcus infection.”

About PentaStaph

PentaStaphTM (Pentavalent S. aureus Vaccine) is Nabi’s five-component vaccine candidate against S. aureus infections. Three of the antigen components induce the production of antibodies that target S. aureus polysaccharides (Types 5 & 8 capsular polysaccharides and Type 336 cell-wall polysaccharide) which enhance the immune systems’ ability to clear the bacteria. Types 5 & 8 capsular polysaccharides are expressed in approximately 80 percent of S. aureus strains, including many of the known MRSA (methicillin-resistant S. aureus) strains. Type 336 polysaccharide accounts for approximately 20% of S. aureus infections that do not form a polysaccharide capsule in the human bloodstream. Two additional antigen components induce the production of antibodies that target two of the most virulent toxins produced by the bacteria which can significantly debilitate the human immune system: Panton-Valentine Leukocidin found predominantly in community-acquired MRSA, and alpha toxin, produced by almost all S. aureus isolates. This multi-target approach which enhances the immune system’s ability to eliminate a broad spectrum of S. aureus strains and neutralizes the bacterial defenses of the most virulent strains has been demonstrated in pre-clinical animal models to provide significant efficacy against the bacteria which is hoped would translate into human efficacy.

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About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse, and PentaStaphTM (Pentavalent S. aureus Vaccine), a vaccine designed to protect against the most dangerous and prevalent strains of S. aureus bacterial infections. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: successfully close the sale of PentaStaph and complete the PentaStaph sale milestones; partner with third parties to fund, develop, manufacture and/or commercialize our products in development; defend against indemnification claims by Biotest; initiate and conduct clinical trials and studies; raise sufficient new capital resources to fully develop and commercialize our products in development; attract, retain and motivate key employees; collect further milestone and royalty payments under the PhosLo Agreement; obtain regulatory approval for our products in the U.S. or other markets; successfully contract with third party manufacturers for the manufacture and supply of NicVAX and PentaStaph; and comply with reporting and payment obligations under government rebate and pricing programs. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and our Quarterly Report on Form 10-Q for the period ended March 28, 2009 filed with the Securities and Exchange Commission.

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